Exhibit 2.2
-----------



                                  AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

     THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment"), dated as of November 1, 1999 by and among Pediatric Services of America, Inc., a Delaware corporation ("PSA"), Paramedical Services of American, Inc., a California corporation ("PSA SUB") and Hooper Holmes, Inc., a New York corporation ("Purchaser"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement as hereinafter defined.

                                 W I T N E S S E T H:
                                 -------------------

     WHEREAS, PSA, PSA SUB and Purchaser are parties to an asset purchase agreement dated as of August 30, 1999 (the "Agreement"), pursuant to which Purchaser agreed to purchase from PSA and PSA SUB, certain of the assets and properties of PSA, PSA SUB and their affiliates which principally relate to the Business;

     WHEREAS, Purchaser, PSA and PSA SUB have determined, as provided in Section 1.2(b) of the Purchase Agreement, that the "Performance Adjustment", as described in Section 1.2(b), must be made to the Purchase Price;

     WHEREAS, Purchaser, PSA and PSA SUB have determined that because the Estimated Accounts Receivable is $12,000,000, a reduction of $4,000,000 must be made to the Purchase Price as provided in Section 1.2(d) of the Agreement;

     WHEREAS, the parties have agreed to make certain amendments to the Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby mutually agree as follows:

          1. Section 1.2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

             (a) In consideration for the Assets, Purchaser shall pay to PSA SUB Eighty-Five Million Dollars ($85,000,000), subject to the adjustments set forth in Section 1.2(b), as amended below, Section 1.2(d) of the Agreement (the parties agree that the adjustment in the purchase price required by Section 1.2(d) shall be a reduction of Four Million Dollars ($4,000,000)), and Section 1.2(e) of the Agreement (the "Purchase Price"), plus the Assumed Liabilities.

          2. Section 1.2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

          (b) Purchaser shall deposit Ten Million One Hundred Eighty-Seven Thousand Five Hundred Dollars ($10,187,500) of the Purchase Price into an escrow account (the "Escrow Account") at First Union National Bank, Richmond, Virginia (the "Escrow Agent"), pursuant to an escrow agreement in substantially the form attached hereto as Exhibit 1.2(b) (the "Escrow Agreement"), which shall be distributed pursuant to such Escrow Agreement by the Escrow Agent as follows:

               (i) In the event that PSA delivers to Purchaser the Audited Financial Statements and related report of Ernst & Young LLP (the "Auditor") on or before 5:00 p.m. EST on December 17, 1999, then Purchaser, PSA and PSA SUB shall jointly direct the Escrow Agent as required to effect the transfer to PSA SUB of Three Million Dollars ($3,000,000). In the event that PSA does not deliver to Purchaser the Audited Financial Statements and related Auditor's report on or before 5:00 p.m. EST on December 17, 1999, then Purchaser, PSA and PSA SUB shall jointly direct the Escrow Agent as required to effect the transfer to Purchaser of Three Million Dollars ($3,000,000). The parties acknowledge that the PMI 1997 Financial Statements have been delivered;

               (ii) In the event that PSA has delivered to Purchaser the Audited Financial Statements and related Auditor's report on or before 5:00 p.m. EST on February 15, 2000, then to the extent that the net revenues of the Business for its 1999 fiscal year as reflected in the Audited Financial Statements are less than Eighty Million Dollars ($80,000,000), Purchaser, PSA and PSA SUB shall jointly direct the Escrow Agent to transfer to Purchaser One Dollar ($1) for every One Dollar ($1) that such revenues are less than Eighty Million Dollars ($80,000,000), provided, however, that the amount to be distributed to Purchaser pursuant to this clause shall not exceed Five Million Dollars ($5,000,000); in the event that the net revenues of the Business for its 1999 fiscal year, as reflected in the Audited Financial Statements exceed Seventy-Five Million Dollars ($75,000,000), then Purchaser, PSA and PSA SUB shall jointly direct the Escrow Agent to transfer to PSA SUB One Dollar ($1) for every One Dollar ($1) that such revenues exceed Seventy-Five Million Dollars ($75,000,000), provided, however, that the amount to be distributed to PSA SUB pursuant to this clause shall not exceed Five Million Dollars ($5,000,000); in the event that the Audited Financial Statements and related Auditor's report have not been delivered on or before 5:00 p.m. EST on February 15, 2000, then Purchaser, PSA and PSA SUB shall jointly direct the Escrow Agent to transfer to Purchaser Five Million Dollars ($5,000,000);

               (iii) Purchaser, PSA and PSA SUB shall jointly direct the Escrow Agent to distribute One Million Five Hundred Thousand Dollars ($1,500,000) to: (A) PSA SUB, if Purchaser requests and receives, no later than 5:00 p.m. EST on February 15, 2000, a consent of the Auditor to Purchaser's use of the Audited Financial Statements and related Auditor's report in any of Purchaser's registration statements and/or any amendments thereto filed with the Securities and Exchange Commission (the "Auditor's Consent"); or (B) PSA SUB, if Purchaser does not request the Auditor's Consent prior to 5:00 p.m. EST on February 8, 2000; or (C) to Purchaser, if Purchaser requests the Auditor's Consent on or prior to February 8, 2000 and does not receive the Auditor's Consent by 5:00 p.m. EST on February 15, 2000;

               (iv) No later than June 1, 2000, Purchaser, PSA and PSA SUB shall jointly direct the Escrow Agent to distribute Six Hundred Eighty-Seven Thousand Five Hundred Dollars ($687,500) in the manner described in Exhibit A attached hereto;

               (v) Simultaneously with the distribution to Purchaser, PSA or PSA SUB of any funds from the Escrow Account, Purchaser, PSA and PSA SUB shall jointly direct the Escrow Agent to distribute to the party receiving such funds any interest or income earned on such funds. All interest or income earned on funds in the Escrow Account paid to Purchaser for repayment to Contract Affiliates in accordance with Exhibit A hereto shall be distributed to PSA SUB simultaneously with the distribution of such funds from the Escrow Agent; and

               (vi) With respect to the dates and events identified in the above clauses as conditions to the distribution of any funds from the Escrow Account, Purchaser, PSA and PSA SUB shall jointly direct the Escrow Agent, within five Business Days of the date or the completion of the event identified, to distribute such funds.

     3. Section 3.5 of the Agreement is amended by adding thereto the following final sentence:

               "Provided that PSA SUB's net revenues for its 1999 fiscal year, as reflected in the Audited Financial Statements, are equal to or greater than Seventy Million Dollars ($70,000,000), then to the extent that the Audited Financial Statements prepared in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 55 ("SAB 55") differ from the Unaudited Financial Statements solely as a result of SAB 55, the Audited Financial Statements shall control and supercede the Unaudited Financial Statements, but only to the extent that any such difference resulted from SAB 55, and the representations and warranties contained in this Agreement and the schedules thereto shall be modified accordingly."

     4. Section 4.6 of the Agreement is hereby amended by replacing the reference to "Within five (5) Business Days of availability, and in no event later than five (5) Business Days prior to the Closing," with "No later than 5:00 p.m. EST on February 15, 2000."

     5. Section 4.10(b) of the Agreement is hereby amended by deleting the section in its entirety.

     6.   Section 6.7 of the Agreement is hereby amended by deleting the phrase:
          "on the Closing Date" in the third line thereof, and replacing it with the following phrase: "within five (5) Business Days of Purchaser's receipt of a copy of the Audited Financial Statements and related Auditor's report from PSA".

     7. Article 6 of the Agreement is hereby amended by inserting the following new section at the end thereof:

          6.9 Escrow Agreement. On or before the Closing Date, Purchaser, PSA and PSA SUB shall enter into an Escrow Agreement substantially in the form of Exhibit 1.2(b) hereto.

     8.   Section 7.3(i) of the Agreement is hereby amended by deleting the section in its entirety.

     9. Section 1.6(a) of the Agreement is hereby amended by deleting "11:59 p.m. on the Closing Date" and replacing it with the following: "00:01 a.m. on November 1, 1999."

     10. The definition of "Effective Time" in the definition section of the Agreement is hereby amended by deleting the definition in its entirety and adding in the following: "Effective Time" means 00:01 a.m. on November 1, 1999.

     11. Except as expressly amended in this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof prior to the effectiveness of this Amendment.

     12. This Amendment shall become effective as of the date first written above.

     13.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND
          INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

     14. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, Purchaser, PSA, and PSA SUB have caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                                          "Purchaser:"

                                          HOOPER HOLMES, INC.

                                          By:     /s/ Fred Lash
                                          Name:   Fred Lash
                                          Title:  SVP/CFO

                                          "PSA:"

                                          PEDIATRIC SERVICES OF AMERICA, INC.


                                          By: /s/ Joseph D. Sansone
                                              Joseph D. Sansone
                                              Chief Executive Officer

                       [Signatures continued on next page]

                                          "PSA SUB:"

                                          PARAMEDICAL SERVICES OF AMERICA, INC.


                                          By:    /s/ Joseph D. Sansone
                                          Name:  Joseph D. Sansone
                                         Title:  President

                                   Exhibit A
                                   ---------

Purchaser, PSA and PSA SUB have agreed to pay to each of the Contract Affiliates listed on the following page a bonus of 10% of the amount paid to such Contract Affiliate by Purchaser during the period from the Closing Date until May 1, 2000, provided that such Contract Affiliate has retained its business relationship with Purchaser as of June 1, 2000. If the aggregate amount of bonus payments owed to the Contract Affiliates pursuant to the previous sentence is $375,000 or less, PSA and PSA SUB shall pay the entire amount of the bonus payments. If the aggregate amount of such bonus payments is more than $375,000,
(i) PSA and PSA SUB shall pay $375,000 plus one-half of the amount by which the aggregate amount of the bonus payments exceeds $375,000 and (ii) Purchaser shall pay one-half of the amount by which the aggregate amount of the bonus payments exceeds $375,000. PSA and PSA SUB's payment obligations as listed herein shall be made from the Escrow Account to Purchaser for repayment to Contract Affiliates. In no event shall PSA or PSA SUB's payment obligations to the Contract Affiliates exceed $687,500.